===============================================================================

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No.1)

Small Cap Premium & Dividend Income Fund, Inc.

-------------------------------------------------------------------------------

(Name of Issuer)

Common Stock

-------------------------------------------------------------------------------

(Title of Class of Securities)

83165P101

-------------------------------------------------------------------------------

(CUSIP Number)

May 4, 2010

-------------------------------------------------------------------------------

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)

                             [X] Rule 13d-1(c)

                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and

for any subsequent   amendment   containing   information  which  would  alter

disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of

1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be  subject  to all other  provisions  of the Act  (however, see the

Notes).

Information regarding beneficial ownership is as of May 12, 2010.

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  BIP GP LLC

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           184,413

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      184,413

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  184,413

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.36%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WAM GP LLC

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           343,343

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      343,343

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,343

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.53%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                 (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           343,343

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      343,343

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,343

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.53%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  PN - Limited Partnership

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------

1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION

                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.

--------------------------------------------------------------------------------

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]

                  (B) [ ]

--------------------------------------------------------------------------------

3.                SEC USE ONLY

--------------------------------------------------------------------------------

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

--------------------------------------------------------------------------------

                               5.     SOLE VOTING POWER

                                      0

   NUMBER OF                  --------------------------------------------------

    SHARES                     6.     SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY                           343,343

    EACH                      --------------------------------------------------

  REPORTING                    7.     SOLE DISPOSITIVE POWER

   PERSON

    WITH:                             0

                              --------------------------------------------------

                               8.     SHARED DISPOSITIVE POWER

                                      343,343

--------------------------------------------------------------------------------

9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  343,343

--------------------------------------------------------------------------------

10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

                  CERTAIN SHARES*                                          [ ]

--------------------------------------------------------------------------------

11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.53%

--------------------------------------------------------------------------------

12.               TYPE OF REPORTING PERSON*

                  IN

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 6 OF 10 PAGES

ITEM 1.

      (a) Name of Issuer:  Small Cap Premium & Dividend Income Fund, Inc.

                         -----------------------------------

      (b) Address of Issuer's Principal Executive Offices:

4 World Financial Center 6th Floor

New York, NY 10080

-------------------------------------------------------

ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

(i) BIP GP LLC, a Delaware limited liability company ("BIP GP").

(ii) WAM GP LLC, a Delaware limited liability company (“WAM GP”)

(iii) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management").

      (iv) Andrew M. Weiss, Ph.D., a United States citizen.

      (b):  Address of Principal Business Office:

      BIP GP, WAM GP, Weiss Asset Management, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock

                                       -----------------

      (e) CUSIP Number:     83165P101

                       ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK

        WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

              (15 U.S.C. 78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

              (15 U.S.C. 78c).

     (d)  [ ] Investment  Company  registered  under section 8 of the Investment

              Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] Investment  Adviser registered under section 203 of the Investment

              Advisers Act or under the laws of any State

     (f)  [ ] Employee  Benefit  Plan,  Pension  fund  which is  subject to the provisions of the Employee  Retirement  Income Security Act of

              1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with

              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

     (h)  [ ] A Savings  Association  as defined in Section  3(b) of the Federal

              Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ] A  Church  Plan  that  is  excluded  from  the  definition  of  an investment  company under Section  3(c)(14) of the Investment

              Company Act of 1940 (15 U.S.C. 80a-3)

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 7 OF 10 PAGES

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.   OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      BIP GP*

      (a) Amount Beneficially Owned:    184,413

                                     -------------------------------------------

      (b) Percent of Class:     1.36%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  184,413

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 184,413

                  ---------

      WAM GP**

      (a) Amount Beneficially Owned:    343,343

                                     -------------------------------------------

      (b) Percent of Class:     2.53%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  343,343

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 343,343

                  ---------

      WEISS ASSET MANAGEMENT**

      (a) Amount Beneficially Owned:    343,343

                                     -------------------------------------------

      (b) Percent of Class:     2.53%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  343,343

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 343,343

                  ---------

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 8 OF 10 PAGES

      ANDREW M. WEISS, PH.D.**

      (a) Amount Beneficially Owned:    343,343

                                     -------------------------------------------

      (b) Percent of Class:     2.53%

                            ----------------------------------------------------

      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0

   ------------------------

         (ii) shared power to vote or to direct the vote:  343,343

    -----------------------

         (iii)sole power to dispose or to direct the disposition of:  0

                -----------

         (iv) shared power to dispose or to direct the disposition of: 343,343

                  ---------

-----------------------

* Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner.

** Weiss Asset Management is the sole investment manager to the Partnership and a private investment company (the “Company”).  WAM GP is the sole general partner of Weiss Asset Management.  Andrew Weiss is the managing member of WAM GP and BIP GP.  Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP) and the Company.

Each of BIP GP, WAM GP, Weiss Asset Management and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 13,580,133 shares of common stock issued and outstanding as of December 31, 2009 as reported on the Form N-CSR filed with the SEC on March 8, 2010.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE

         SECURITY  BEING  REPORTED  ON BY  THE PARENT HOLDING COMPANY OR CONTROL

         PERSON

      Not Applicable

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 9 OF 10 PAGES

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

CUSIP NO. 83165P101

SCHEDULE 13G/A

PAGE 10 OF 10 PAGES

ITEM 10.  CERTIFICATION

By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were not acquired and are not held for the purpose of or with the effect of  changing or  influencing  the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information  set forth in this statement is true,  complete and correct.

Dated:  May 13, 2010

BIP GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

WEISS ASSET MANAGEMENT LP

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

WAM GP LLC

By:  /s/ Georgiy Nikitin

-----------------------------------

Georgiy Nikitin, Chief Compliance Officer

By:  /s/ Georgiy Nikitin

-----------------------------------

Attorney-in-Fact for Andrew Weiss